Exhibit 10.63

CONFIDENTIAL TREATMENT	EXECUTION COPY

AGREEMENT IN SUPPORT OF DEVELOPMENT PROGRAM

General Motors Holdings LLC, on behalf of itself and its subsidiaries and affiliates (collectively, “GM”) and Quantum Fuel Systems Technologies Worldwide Inc., on behalf of itself and its subsidiaries and affiliates (collectively, “Supplier”) enter into this Agreement in Support of Development Program (the “Agreement”) on February 14, 2011 (the “Effective Date”). GM and Supplier are collectively referred to herein as the “Parties” and individually, as a “Party”.

RECITALS

A. GM is prepared to issue to Supplier purchase orders for the engineering, design, development and supply of certain hydrogen storage systems and/or components (collectively, the “Purchase Orders”). For clarity, the Purchase Orders will also include all purchase orders issued by GM to Supplier before the Effective Date.

B. GM and Supplier desire to enter into this Agreement and the Access and Security Agreement, in the form attached hereto as Exhibit A (the “Access Agreement”), in furtherance of the successful completion of the development and production programs contemplated under the Purchase Orders.

WHEREFORE, based on the foregoing recitals and for good and valuable consideration, the receipt and adequacy of which is acknowledged, the Parties agree as follows:

TERMS AND CONDITIONS

1.	Term. Unless extended by the Parties’ written agreement, the term of this Agreement will commence on the Effective Date and absent the occurrence of an Event of Default (as defined below) continue through and including the earlier of: (i) the expiration, termination or cancellation date of the last of the Purchase Orders and Subsequent Purchase Orders (as defined below) other than due to an Event of Default; (ii) Supplier experiences (a) positive operating income for four (4) consecutive fiscal quarters, as such measure is reported in Supplier’s Condensed Consolidated Statement of Operations filed as and when required with the Securities and Exchange Commission (the “SEC”), and (b) positive cash flow from operations for two (2) out of four (4) consecutive fiscal quarters, as such measure is reported in Supplier’s Condensed Consolidated Statement of Cash Flows filed as and when required with the SEC; provided, further that the Supplier’s total cumulative cash flow from operations over the same consecutive four quarter period is also positive; (iii) if Supplier successfully completes the development phase of the program, but is not selected by GM as the production supplier of the Component Parts (as defined below), so long as Supplier has satisfied all of its obligations in respect of the development of the Component Parts, then the date on which GM provides Supplier with notice that Supplier was not selected; and (iv) such other date as the Parties may mutually agree (the first to occur, the “Term”). Any terms set forth in this Agreement that apply to the Purchase Orders, any Subsequent Purchase Order, if any, or the Component Parts or that otherwise by their context are intended to continue in effect after expiration or termination of the Term will continue in effect after expiration or termination of the Term.

2.

Purchase Order Issuance. Upon Supplier’s execution and delivery of this Agreement, GM will issue to Supplier one or more Purchase Order(s). In addition to the terms of this Agreement, the Purchase Orders incorporate certain additional terms and conditions of purchase that relate to the Purchase Orders being issued by GM to Supplier, including, without limitation, GM’s General Terms and Conditions of Purchase (including as supplemented by GM’s Additional Purchase Order Terms and Conditions for Engineering, Design and Development Services attached hereto as Exhibit B, which terms and conditions apply only to those purchase orders relating to the provision of engineering, design, and development services), which Supplier agrees will govern all Purchase Orders and Subsequent Purchase Orders, as defined below (collectively, “General Terms”). To the extent of a conflict between the terms of the Purchase Orders and/or the Subsequent Purchase Orders, as the case may be, and this Agreement, the terms in this Agreement shall control. Supplier may transfer substantially all of the assets used in the performance of its obligations under the Purchase Orders and Subsequent Purchase Orders to a wholly owned subsidiary subject to the following: (i) the transferee satisfies the requirements of a Permitted Subsidiary (as defined below); (ii) this Agreement, the Access Agreement, the Purchase Orders and the Subsequent Purchase Orders, if any, will be transferred to and acknowledged and accepted by the Permitted Subsidiary; and (iii) Supplier provides GM with a minimum of 20 business days written notice of such transfer and sufficient information for GM to confirm that the transfer is to a Permitted Subsidiary and the provisions of (ii) above are satisfied. If GM confirms within such twenty business day time frame that the above conditions have been satisfied, then GM agrees that it will consent to Supplier’s assignment of this Agreement, the Access Agreement and each of the Purchase Orders and Subsequent Purchase Orders, as the case may be, as long as such assignment does not impair GM’s rights hereunder or thereunder.[1]

3.	Subsequent Purchase Order(s). After the Effective Date, GM may, from time to time, in its sole discretion, issue to Supplier additional purchase orders (each a “Subsequent Purchase Order”) related to the engineering, design, development and supply of hydrogen storage systems and/or components for the first generation of hydrogen fuel storage systems and/or components. With respect to any such Subsequent Purchase Orders accepted by Supplier, Supplier agrees that in addition to the terms set forth in any Subsequent Purchase Order(s), such Subsequent Purchase Order(s) will, in all respects, be subject to this Agreement and the General Terms, including any amendments to address issues unique to the Subsequent Purchase Orders (e.g. Milestones, etc.).

[1]

For purposes of this Agreement, a Permitted Subsidiary means a subsidiary that (a) Supplier adequately capitalizes and (b) possesses the appropriate management, business plan and required personnel to effect the operation and management of the subsidiary in order to perform fully under this Agreement, the Purchase Orders or the Subsequent Purchase Orders, as the case may be, all of the above as determined by GM in its reasonable discretion.

4.	Milestones; Time for Performance. Supplier shall timely achieve the technical milestones set forth on Exhibit C (the “Milestones”). Upon GM’s request, Supplier will review with GM its progress in completing the Milestones, which review will include discussing the Milestones that Supplier has completed and the percentage of completion for any Milestones that have not yet been completed. Supplier will immediately provide GM written notice if Supplier’s performance under this Agreement, the Purchase Orders, or any Subsequent Purchase Order is delayed or is likely to be delayed, as the case may be, and GM’s acceptance of Supplier’s notice will not constitute a waiver of any of Supplier’s obligations or any of GM’s rights and remedies relating thereto. To the extent Supplier’s failure to satisfy timely a Milestone is a direct and proximate result of GM’s action(s) or omission(s), as the case may be, such failure will not constitute an Event of Default hereunder; provided, however, Supplier, in each case, must advise GM in writing within five (5) business days of the date of such Milestone of the specific actions or inactions of GM that caused Supplier’s inability to perform.

5.	Access. During the Term, GM will have full and complete access to Supplier’s facilities and books and records during regular business hours upon reasonable advance notice, or outside of regular business hours upon reasonable request, to monitor compliance with the terms of the Agreement and any other agreement between GM and Supplier, including without limitation, the Purchase Orders and any Subsequent Purchase Orders, if issued; provided, however, that such access shall not interfere with Supplier’s ability to conduct business in a regular and usual manner.

6.	Tooling Acknowledgement.

(A)	GM Tooling. For purposes of this Agreement, “Tooling” means all tooling, dies, test and assembly fixtures, jigs, gauges, patterns, casting patterns, cavities, molds, and related documentation (including, without limitation, engineering specifications, PPAP books, and test reports), together with any accessions, attachments, parts, accessories, substitutions, replacements, and appurtenances. Supplier acknowledges that, excluding Unpaid Tooling and Supplier Tooling (each as defined below), all Tooling paid for or supplied by GM for use by Supplier solely in connection with the manufacture, assembly, or transportation of the Component Parts is owned by GM and is being held by Supplier or one or more third parties (to the extent transferred by Supplier to third parties) as GM’s bailees-at-will (collectively, “GM Tooling”). “Supplier Tooling” means Tooling that is neither GM Tooling nor Unpaid Tooling. “Unpaid Tooling” means Tooling for which GM has issued a purchase order and has not paid the applicable purchase order price. If GM or its designee, as the case may be, pays the amounts due and owing for any item of Unpaid Tooling, such item will be GM Tooling for all purposes under this Agreement. Within 30 days following the Parties’ execution of this Agreement, Supplier shall provide GM will a complete list of all GM Tooling.

(B)	Rights With Respect to GM Tooling. Neither Supplier nor any other person or entity other than GM has any right, title, nor interest in the GM Tooling other than Supplier’s right, subject to GM’s unfettered discretion, to use the GM Tooling to manufacture, assemble, or transport parts in accordance with the Purchase Orders. GM and its designee(s) have the right to take possession of GM Tooling at any time, without notice, court order, commencement of court proceedings, or payment of any kind to Supplier. At GM’s request, Supplier will cooperate fully with GM in GM’s taking possession of GM Tooling, including, without limitation: (a) providing GM or its designee(s) with access to Supplier’s manufacturing operations to inspect current production processes; (b) providing GM or its designee(s) with access to Supplier’s facilities to inspect, prepare to transport, and remove GM Tooling, including access to Supplier’s books and records relating to GM Tooling; and (c) assisting GM or its designee(s), at GM’s cost (except following an Event of Default, in which case it shall be at Supplier’s cost), in preparing, loading, and removing GM Tooling from Supplier’s facilities, including allowing GM to utilize Supplier’s employees, machinery, and equipment as reasonably necessary to remove GM Tooling. Supplier authorizes GM to record on Supplier’s behalf any notice or financing statements concerning GM Tooling if GM determines that such statements are reasonably necessary to reflect GM’s interests in the GM Tooling. Supplier authorizes GM to affix any plate, stamp, or other evidence of GM’s ownership upon each item of GM Tooling.

(C)	Disputed Tooling. If there is a dispute over whether any Tooling is GM Tooling, Unpaid Tooling, or Supplier Tooling, as the case may be, the Tooling subject to the dispute shall be submitted to binding arbitration or such other alternative dispute resolution process mutually agreed upon by the Parties.

(D)	Tooling List. Except for Tooling owned by a third party, all Tooling that has been, is, or may be used to manufacture, assemble, or transport parts for GM and that is not included on the Tooling List will be deemed GM Tooling. If Supplier fails to provide the Tooling List within the time specified, all Tooling in Supplier’s possession, custody or control, other than Tooling owned by a third party, will be deemed GM Tooling. GM reserves the right to dispute the status of the Tooling on the Tooling List and to dispute the amounts allegedly owing with respect to the Unpaid Tooling. If GM disputes the Tooling List, Supplier and GM will meet and attempt to resolve the dispute in good faith. If Supplier and GM cannot resolve the dispute within 15 business days after GM’s receipt of the Tooling List, GM and Supplier will submit the matter to a jointly selected third party for expedited resolution. Until the parties resolve the dispute, all Tooling on the Tooling List will be treated as Disputed Tooling.

(E)	Rights Nonexclusive. The rights and obligations contained in this Section are in addition to and not in lieu of GM’s rights under the Purchase Orders, the General Terms, other agreements between GM and Supplier, and applicable law, and will continue in effect notwithstanding the expiration or termination of this Agreement. To the extent that GM’s General Terms and this Agreement conflict, this Agreement’s terms will control.

7.	Option.

(A)	Supplier grants to GM an irrevocable and exclusive option (“Option”) to purchase any Supplier Owned Tooling, any returnable containers or dunnage (“Production Material”), and any machinery or equipment and related or ancillary items which are owned by Supplier and dedicated to the performance by Supplier of its obligations under the Purchase Orders or Subsequent Purchase Orders, as the case may be (“Dedicated Equipment”), for a price (i) equal to, in the case of Dedicated Equipment, the orderly liquidation value as determined by an independent third party appraisal firm (on which the parties mutually agree), or in the case of Production Material, net book value, in each case on the date GM exercises the Option; or (ii) agreed to by Supplier and GM. In the event the Dedicated Equipment is used by Supplier for production for another customer, Supplier will identify such customer to GM, after which GM may contact Supplier’s other customer(s) and request such other customer’s consent to GM’s exercise of the Option in respect of such Dedicated Equipment. The below time frame within which GM must excise the Option will be extended during any period during which GM is seeking consent from Supplier’s other customer(s); provided, however, GM shall have a period of 60 days (or such longer time frame to which the parties agree) following Supplier’s written notification to Customer of the identity and contact information of Supplier’s other customer(s) with which to seek and obtain such other customer’s consent.

(B)

An Option may be exercised, by written notice given to Supplier, only upon the occurrence of an Event of Default. The Option will remain open until the 30th day following the occurrence of an Event of Default. More than one Option may be exercised, and Options may be exercised on more than one occasion and concerning any, some or all of the Dedicated Equipment, in each case, subject to the 30-day limitation described above. The Parties agree to cooperate in good faith to develop a list of the Dedicated Equipment.

(C)

Any Dedicated Equipment purchased under this subsection (C) will be free and clear of the Lender’s security interests and liens and on the date of purchase, GM must be otherwise reasonably satisfied that the sale is free and clear. GM will also be granted (for no additional consideration) a non-exclusive, royalty-free, fully-paid, irrevocable, perpetual and fully transferable worldwide license to use all Intellectual Property (defined below) necessary to use and maintain the Dedicated Equipment, such license hereinafter referred to as the “Equipment License”, and derivatives, modifications and replacements thereof, free and clear of the Lender’s security interests and liens; provided, however, nothing is intended to expand upon the grant of License set forth at Section 8.1. This subsection (C) is not intended to limit any rights granted to GM under its Purchase Orders, including rights concerning licensing and other Intellectual Property, but is intended to expand those rights. Moreover, nothing in this Agreement may be construed as an admission by GM of the validity of Supplier’s claimed rights to Intellectual Property, including an admission that a license is required by GM to make, have made, sell, offer for sale and/or import its Component Parts. GM will handle the Intellectual Property in accordance with the same practices employed by GM to safeguard its own intellectual property against unauthorized use and disclosure.

8.	Intellectual Property.

8.1

Grant of License. Supplier hereby grants to GM and its assignee(s) or designee(s), (a) an irrevocable, perpetual, royalty-free, fully paid, worldwide nonexclusive license to the Intellectual Property (as defined below) owned by Supplier and necessary for the manufacture of the Component Parts (as defined below), (b) a nonexclusive, royalty-free, fully-paid, irrevocable, perpetual, worldwide license to use all Intellectual Property necessary (i) to use and maintain the Dedicated Equipment and/or (ii) to make, have made, use, produce, manufacture, assemble, package, distribute, import and export, offer to sell, and sell any products under any stage of development subject to the Purchase Orders or Subsequent Purchase Orders (“Component Parts”) and (c) to the extent it is capable, an irrevocable sublicense to the Intellectual Property licensed to Supplier (to the extent that Supplier has the right to grant these sublicenses) to make, have made, use, have used, modify, improve, prepare derivative works of, distribute, display, offer to sell, sell, import and do all other things and exercise all other rights in the licensed or sublicensed Intellectual Property for production of the Component Parts for GM (the “License”). GM’s License also includes the right to grant one or more third-party sublicenses for the production, manufacture, assembly, packaging, distribution, import and export, and sale of Component Parts for the duration of any program life of the Component Parts and any past model service obligations for so long as GM has such obligations under contract or otherwise applicable law to provide past model service parts. For purposes of clarity, the License shall extend to Component Parts fully or partially developed under GM’s Purchase Orders and/or supplied or to be supplied under GM’s Purchase Orders (as such purchase orders may be modified, amended or extended) and Subsequent Purchase Orders, as the case may be. This Section 7 is not intended to limit any rights granted to GM under the Purchase Orders, including rights concerning licensing and other Intellectual Property, but is intended to expand those rights. Moreover, nothing in this Agreement may be construed as an admission by GM of the validity of Supplier’s claimed rights to Intellectual Property, including an admission that a license is required by GM to make, have made, sell, offer for sale and/or import the Component Parts. GM will handle the Intellectual Property in accordance with the same practices employed by GM to safeguard its intellectual property against unauthorized use and disclosure. Although Supplier has granted GM the License as of the Effective Date, GM and its designee, as the case may be, will not use the License unless and until the occurrence of an Event of Default (as defined herein).

Notwithstanding the foregoing, if an Event of Default should occur prior to issuance of a production purchase order to Supplier for the first production application of the Component Parts, then the License granted above shall not be royalty-free and fully-paid, but shall be automatically converted to a royalty-bearing license with compensation owed to Supplier as follows:

(i)	A one-time lump sum payment of two million U.S. dollars to be paid within sixty (60) days of Start of Regular Production (SORP) of the first production vehicle incorporating the Component Parts; and

(ii)	Commencing for Component Parts shipped on or after 90 days from SORP, a one percent royalty on the purchase price paid by GM for the Component Parts for use in regular production to be paid to Supplier by GM or its designee(s) on a quarterly basis.

For purposes of clarity, there will be no compensation of any kind owed by GM for the grant of the License above except as set forth above in this Article 8.1 and then only to the extent GM or its designee utilizes such License.

8.2	Intellectual Property. For purposes of this Agreement, the term “Intellectual Property” means (a) all currently existing registered and applied-for intellectual property owned by Supplier (including, without limitation, all patents, patent applications, trademark registrations, trademark applications, copyright registrations, and copyright applications), (b) all agreements for intellectual property licensed to Supplier, and (c) any other intellectual property used in or to produce Component Parts (whether or not the intellectual property is identified, including, without limitation, unregistered copyrights, inventions, discoveries, trade secrets and designs, and regardless of whether those items are registerable or patentable in the future, and all related documents and software), which Supplier directly or indirectly sells to GM.

9.	Access Agreement. Concurrently with the execution and delivery of this Agreement, Supplier will execute and deliver the Access Agreement, including executed copies of all consents thereto.

10.	Creditor Consents. Concurrently with the execution and delivery of this Agreement, Supplier will obtain and deliver to GM the acknowledgement and consent of WB QT, LLC (“Lender”) and any other secured creditor that holds a security interest in the real or personal property of Supplier to the Tooling Acknowledgment, the Option, the Equipment License, the License and the Access Agreement, in each case, in form and content acceptable to GM in its sole discretion, which remains in full force and effect.

11.	Inventory Bank. Should GM issue to Supplier a Subsequent Purchase Order, at GM’s request, and subject to Supplier’s reasonable internal capacity limitations, Supplier will build an inventory bank of Component Parts (the “Inventory Bank Parts”) for GM or GM’s designee. Supplier will ship Inventory Bank Parts as directed by GM or GM’s designee as they are produced and according to the terms of the applicable Purchase Order(s). GM will reimburse Supplier for the incremental costs that Supplier reasonably incurs in connection with building and shipping the Inventory Bank Parts, including, without limitation, overtime costs, special packaging costs, and handling costs, as applicable (the “Incremental Bank Costs”), provided that such Incremental Bank Costs are approved by GM in advance and in writing, which approval shall not be unreasonably withheld.

12.	Assistance Upon the Occurrence of an Event of Default.

(A)	Resourcing Preparation. At GM’s request, Supplier will provide GM with all information that is reasonably necessary for GM to prepare to resource production under one or more of the Purchase Orders to an alternative supplier(s) (a “Resourcing”), including copies of tool line-ups, tool processing sheets, routings, bills of materials (including vendor contact information), PPAP packages, tool and engineering drawings, CAD data/drawings, vehicle-integration algorithms, lists of returnable containers, and all other general validation and test data.

(B)	Resourcing Cooperation. Supplier will assist and cooperate with GM in connection with any Resourcing, including, without limitation, by providing GM and its agents, representatives, designees, consultants, officers, employees, and successor suppliers with:

(i)	access to Supplier’s manufacturing operations to inspect current production processes;

(ii)	access to Supplier’s facilities to inspect, prepare to transport, and remove GM Tooling (defined below), including access to Supplier’s books and records relating to GM Tooling;

(iii)	assistance (at Supplier’s cost) in preparing, loading, and removing GM Tooling (defined below) from Supplier’s facilities, including allowing GM to utilize Supplier’s employees, machinery, and equipment as reasonably necessary to remove GM Tooling; and

(iv)	technical assistance in respect of the Supplier’s processes relating to the development, design and manufacturing of the product.

(C)	Right to Employ Supplier Employees. Upon the occurrence of an Event of Default, GM or its designee may enter into discussions with any employee of Supplier who prior to or at the time of the occurrence of an Event of Default has been materially involved with Supplier’s performance under the Purchase Orders for the purpose of entering into an employment arrangement between such employee and GM or its designee.

Supplier will cooperate fully with any reasonable request by GM to make such employee available to meet with GM or its designee, will relieve such employee of any obligations under any employment arrangement with Supplier and take no action to impair nor inhibit GM’s discussions or entering into employment agreements between GM and such employee(s).

13.	Financial Information and Reporting. Supplier will provide to GM all financial information and monthly reports as are reasonably requested by GM.

14.	Reservation of Rights. Except to the extent expressly provided in this Agreement, the Parties reserve and do not waive any claims, rights and remedies that they individually may have under the Purchase Orders, the Agreement and any other agreements between the parties and/or otherwise applicable law, and the parties expressly reserve all such claims, rights and remedies they have under this Agreement, any Purchase Orders, or any other agreements between the parties and/or otherwise applicable law.

15.	Event of Default/Remedies.

15.1	Events of Default. The occurrence of any one or more of the following will be an “Event of Default” under this Agreement, unless a waiver or deferral is agreed to in writing by GM:

(A)	Supplier repudiates or commits a breach of its obligations, or refuses to perform, its obligations under this Agreement (other than the failure to satisfy a Milestone in respect of which sub-section (G) below applies) or any of the Purchase Orders or Subsequent Purchase Orders, as the case may be, and fails to cure such breach within ten business days following receipt of written notice from GM describing the breach and the steps that Supplier must take in order to cure such breach; provided, however, if the breach results in a likelihood of interruption of GM’s assembly operations, the above cure period shall not apply and the breach shall constitute an immediate Event of Default;

(B)	A Chapter 11 petition is filed under the United States Bankruptcy Code by or against Supplier and is subsequently converted to a case under Chapter 7; or a Chapter 7 petition is filed by or against Supplier and an order for relief is entered in the Chapter 7 case without the case being converted to a case under Chapter 11 within 30 days of the filing of an involuntary petition; or a receiver or assignee for the benefit of creditors is appointed to oversee Supplier’s assets.

(C)	Any secured or lien creditor commences a repossession or foreclosure action against a material portion of the operating assets of Supplier.

(D)	A “default” or “event of default” occurs under the Loan Documents and the Lender ceases forbearing from taking action to enforce its rights relating to such default and/or event of default subject to a written forbearance agreement that has expired or been terminated by Lender.

(E)	Lender takes enforcement action against Supplier’s assets.

(F)	An event of default occurs under the Access Agreement.

(G)	Supplier fails to timely meet any one or more of the Milestones after application of the following cure periods: (1) for any Milestone with a date of completion during 2011, a thirty-day cure period will apply; (2) for any Milestone with a date of completion during 2012, a fifteen-day cure period will apply; and (3) for any Milestone with a date of completion during 2013, a five-day cure period will apply. Each applicable cure period will begin on the date on which the Milestone was to be completed by Supplier in accordance with Exhibit C, as the same may be amended from time to time by mutual written agreement of the Parties.

15.2	Remedies. Should an Event of Default occur, such Event of Default shall in addition to constituting an Event of Default under this Agreement, constitute a breach of the Purchase Orders or Subsequent Purchase Orders, as the case may be, and GM may elect to exercise any and all rights and remedies available to GM under this Agreement, the Purchase Orders, the Subsequent Purchase Orders and applicable law.

16.	Additional GM Consideration. As additional consideration for Supplier’s execution of this Agreement and the Access Agreement, GM agrees to the following:

16.1	Target Supplier. Absent an Event of Default during the development phase of the program, if GM decides to take the Component Parts to production, then GM agrees that it will use Supplier as its production supplier of the Component Part, subject to Supplier’s demonstration at the time of the production award of Component Parts that its proposal meets or exceeds GM’s then current and applicable standards for quality, service, delivery, technology and price, in each case, as determined by GM in its sole discretion, as set forth in the GM Statement of Requirements and Request for Quote documents, in each case, as those documents may have been amended through and including the date on which GM makes the production award.

17.	General Terms.

17.1	Authorization. The individuals executing this Agreement warrant that they have the corporate power and authority to execute this Agreement and this Agreement has been duly authorized by the Parties.

17.2	Cooperation. Each Party agrees to cooperate fully with the other Parties and to take all additional actions that may be necessary to give full force and effect to this Agreement.

17.3	Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation of this Agreement. All references to Sections, Schedules, and Exhibits are to Sections, Schedules, and Exhibits in or to this Agreement unless otherwise specified.

17.4	No Waiver; Cumulative Remedies; Unenforceability. No Party shall by any act, delay, indulgence, omission, or otherwise be deemed to have waived any right or remedy under this Agreement or of any breach of the terms and conditions of this Agreement. A waiver by any Party of any right or remedy under this Agreement on any one occasion shall not be construed as a bar to any right or remedy which that Party would otherwise have had on a subsequent occasion. No failure to exercise, nor any delay in exercising, any right, power, or privilege under this Agreement, by any Party shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by any other agreements or applicable law. Should any provision of this Agreement be held invalid or unenforceable, the remainder of this Agreement will not be affected thereby.

17.5	Waivers and Amendments; Successors and Assigns. No term or provision of this Agreement may be waived, altered, modified, or amended except by a written instrument, duly executed by the Parties. This Agreement and all of the Parties’ obligations are binding upon their respective successors and assigns, and together with the rights and remedies of the Parties under this Agreement, inure to the benefit of the Parties and their respective successors and assigns. Supplier may not assign or transfer any right or obligation under this Agreement without the prior written consent of GM.

17.6	Notices. All notices, requests, and other communications that are required or may be given under this Agreement must be in writing, and shall be deemed to have been given on the date of delivery, if delivered by hand, telecopy or courier, or three (3) days after mailing, if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below (which addresses may be changed, from time to time, by notice given in the manner provided in this Section):

If given to Supplier:	Quantum Fuel Systems
Technologies Worldwide, Inc.
100 West Big Beaver Road, Suite 200
Troy, Michigan 48084
Attention: Kenneth R. Lombardo
Facsimile: (248) 619-9280
Email: klombardo@qtww.com

If given to GM:	General Motors Holdings LLC
30001 Van Dyke Road
Mail Code: 480-210-880
Warren, Michigan 48090-9020
Facsimile: (586) 575-3404
Email: mark.w.fischer@gm.com

with a copy to:	Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attn: Robert B. Weiss
Facsimile: (313) 465-7597
Email: rweiss@honigman.com

17.7	No Intended Third Party Beneficiary. The Parties acknowledge and agree that the rights and interests of the Parties under this Agreement are intended to benefit solely the Parties to this Agreement, except as expressly set forth in this Agreement.

17.8	Counterparts. This Agreement may be executed in any number of counterparts and by each Party on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. For purposes of this Agreement, facsimile and scanned signatures shall also constitute originals.

17.9

Entire Agreement; Conflicts; Ambiguous Language. This Agreement, together with any other agreements and schedules referenced to herein or executed in connection with this Agreement, constitutes the entire understanding of the Parties in connection with the subject matter hereof.

This Agreement may not be modified, altered, or amended except by an agreement in writing signed by the Parties. Should an inconsistency or conflict exist between the express terms of the Purchase Orders and this Agreement, the terms of this Agreement shall govern and control. To the extent any term or condition of this Agreement is inconsistent or in conflict with the terms of any other agreements between Supplier and GM, the terms of this Agreement shall govern and control. This Agreement is being entered into among competent persons who are experienced in business and represented by counsel, and has been reviewed by the Parties and their respective counsel. Therefore, any ambiguous language in this Agreement will not necessarily be construed against any particular Party as the drafter of such language.

17.10	Governing Law. This Agreement is made in the State of Michigan and shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan, without regard to conflicts of law principles.

17.11	CONSULTATION WITH COUNSEL. THE PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO CONSULT WITH COUNSEL BEFORE EXECUTING THIS AGREEMENT AND ARE EXECUTING SUCH AGREEMENT WITHOUT DURESS OR COERCION AND WITHOUT RELIANCE ON ANY REPRESENTATIONS, WARRANTIES OR COMMITMENTS OTHER THAN THOSE REPRESENTATIONS, WARRANTIES AND COMMITMENTS SET FORTH IN THIS AGREEMENT.

17.12	WAIVER OF JURY TRIAL. THE PARTIES ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT THIS RIGHT MAY BE WAIVED. THE PARTIES EACH HEREBY KNOWINGLY, VOLUNTARILY AND WITHOUT COERCION, WAIVE ALL RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, THE PURCHASE ORDERS, OR ANY OTHER AGREEMENTS BETWEEN THE PARTIES RELATED TO SUPPLIER. NO PARTY SHALL BE DEEMED TO HAVE RELINQUISHED THE BENEFIT OF THIS WAIVER OF JURY TRIAL UNLESS SUCH RELINQUISHMENT IS IN A WRITTEN INSTRUMENT SIGNED BY THE PARTY TO WHOM SUCH RELINQUISHMENT WILL BE CHARGED.

IN WITNESS WHEREOF, the undersigned have each caused this Agreement to be duly executed and delivered as of the date first written above.

GENERAL MOTORS HOLDINGS LLC		QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC.

By:	/s/ Mark W. Fischer	By:	/s/ Kenneth R. Lombardo
Name:	Mark W. Fischer	Name:	Kenneth R. Lombardo
Title:	Director Risk Management	Title:	Vice President

EXHIBIT A

FORM OF ACCESS AND SECURITY AGREEMENT

EXHIBIT B

ADDITIONAL PURCHASE ORDER TERMS & CONDITIONS FOR ENGINEERING,

DESIGN & DEVELOPMENT SERVICES

&

GENERAL TERMS AND CONDITIONS

ADDITIONAL PURCHASE ORDER TERMS & CONDITIONS

FOR ENGINEERING, DESIGN & DEVELOPMENT SERVICES

Note to be placed on the face of the Purchase Order:

The last sentence of Article 1.2 is hereby deleted, and Article 7.2 is hereby deleted in its entirety.

1.	Services and Compensation

1.1	Seller agrees to provide services (“Services”) to Buyer in accordance with the terms of this Purchase Order and the statement of work or statement of requirements provided by Buyer (“Statement of Work”). The Statement of Work contains a detailed description of Services Seller will perform, the work product and other materials that Seller will deliver to Buyer (the “Deliverables”), and the time when the Deliverables will be provided.

1.2	Seller will be compensated for Services as set forth in the Statement of Work, but not to exceed the amount set forth on the face of this Purchase Order, without Buyer’s prior written approval. In addition and only if expressly permitted in the Statement of Work, Buyer may reimburse reasonable and necessary out-of-pocket costs and subcontracted costs associated with the Services, provided such costs have been previously approved by Buyer in writing. Out-of-pocket and subcontracted costs will be billed net, without mark-up.

2.	Invoicing; Payment

2.1	Following the provision of services, Seller shall submit an invoice in accordance with the Statement of Work. If requested in the Statement of Work or otherwise by Buyer, Seller shall submit with each invoice for payment, a progress report specifying the milestones or phases that have been completed against the Statement of Work. In those cases where a milestone or phase has not been completed the Seller shall submit to Buyer the work performed during the period and the percentage of each milestone or phase that has been completed. Any delay in the submission of such progress report by Seller shall cause a corresponding delay in the payment obligation date of Buyer.

2.2	The payment term is set forth elsewhere in the contract or if not stated, shall be Net 60, with disbursements occurring on a weekly payment cycle. Payment will be triggered upon Buyer’s receipt of a valid invoice.

3.	Program Managers; Form of Design Data; Changes

3.1	If requested in the Statement of Work or otherwise by Buyer, Seller and Buyer shall each appoint an individual as Program Manager for the work to be done under this Purchase Order. Such persons shall be responsible for all communications between the parties and any approvals required hereunder. The Program Managers shall mutually agree on the form, whether documentary or machine readable, content and engineering language of all design data furnished by Seller to Buyer hereunder, including all engineering releases and engineering change requests.

3.2	Buyer shall have the right to demand changes to the performances specified in this Purchase Order (hereinafter “Changes”), including but not limited to Changes based on modifications of the specifications set forth in Statement of Work.

3.3	To the extent that the Changes do not require a substantial amount of additional work, Seller shall implement such Changes without payment of additional compensation. In case of Changes which require a substantial amount of work, Seller shall accept Buyer’s amended Purchase Order and the overall compensation shall be adjusted accordingly by mutual consent, unless Seller furnishes proof that such Changes cannot be implemented.

4.	Meetings

Buyer may request meetings with Seller, to be held at mutually agreeable times and places, to evaluate the progress of the Deliverables and matters related thereto. Each party will devote reasonable efforts to ensure attendance of appropriate personnel at any such meeting, including representatives who are party to the third-party agreements whose presence Buyer requests.

5.	Standard of Workmanship and Warranty

5.1	Seller shall use its best skills, resources and judgment to perform all Services in an efficient and economical manner and in accordance with the highest professional standards of workmanship, to the reasonable satisfaction of Buyer. In addition to other rights provided under this Purchase Order or at law, Seller shall perform again, at no cost to Buyer, any Services and furnish any design data which, in the reasonable opinion of Buyer, does not meet such standards. Seller warrants the performance of all agreed obligations by Seller and the rights granted herein. Seller agrees to achieve Deliverables that are free and clear of third parties rights.

5.2

When Deliverables include computer programs, including, where applicable, object code (including microcode) and source code, and any enhancements, modifications, updates or releases relating thereto (“Developed Software”), Seller further agrees to provide Buyer with all documentation related thereto including user manuals, training materials, product descriptions and applicable specifications, technical manuals and supporting materials, developed documents, and other printed information, whether distributed in print, electronic, or video format. Furthermore, Seller agrees that no portion of the Developed

Software delivered to Buyer will contain any undisclosed features or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other computer software routines or hardware components designed to (i) permit access or unauthorized use of either the Developed Software or Buyer’s computer systems or vehicles, (ii) disable, damage or erase the Developed Software or data, or (iii) perform any other such actions. Furthermore, the Developed Software shall not contain preprogrammed preventative routines or similar devices which prevent Buyer from exercising the rights granted under this Agreement or from utilizing the Developed Software for the purpose for which it was designed.

6.	Proprietary Information

In order that Seller’s employees, approved sub-contractors and agents (“Seller’s Personnel”) may effectively provide the Services to Buyer under this Purchase Order, it may be necessary or desirable for Buyer to disclose confidential or proprietary information pertaining to Buyer’s past, present and future activities. All proprietary information furnished or made available by Buyer to Seller or to Seller’s Personnel in connection with the work or Services to be performed for Buyer hereunder, and all proprietary information generated or developed by Seller or Seller’s Personnel for Buyer (collectively Buyer’s proprietary information), shall be owned by Buyer, shall be treated as confidential by Seller and Seller’s Personnel and shall not be used or disclosed by Seller or Seller’s Personnel, either in whole or in part, except upon written authorization by Buyer. Seller shall make Seller’s Personnel aware of their obligation not to use or disclose Buyer’s proprietary information. Where Seller becomes aware of circumstances regarding Seller’s Personnel which compromises or may compromise Buyer’s proprietary information, Seller will immediately inform Buyer of such circumstances.

7.	Intellectual Property

7.1	Seller agrees that Buyer will own all rights, title and interest to all parts of the Deliverables created, whether independently by Seller or Seller’s Personnel or jointly with Buyer’s employees, pursuant to this Purchase Order, whether or not completed, including without limitation all Intellectual Property Rights therein and related thereto (the “Project Technology”).

For the purpose of this Purchase Order, Intellectual Property Rights means any letters patent, patented articles, patent applications, designs, industrial designs, copyrights, software, source code, database rights, moral rights, inventions whether or not capable of protection by patent or registration, techniques, technical data, and know-how, whether registered or unregistered and including applications, registrations and renewals in connection thereunder for the grant of any such assets or rights of the foregoing descriptions and all rights or forms of protection having equivalent or similar effect anywhere in the world. Intellectual Property shall exclude all brands, trademarks, trade names, slogans and logos of the Seller unless specifically identified as a Deliverable pursuant to this Purchase Order.

Seller, on behalf of itself and Seller’s Personnel, hereby grants, assigns and transfers, to Buyer all rights, title and interest to all Intellectual Property Rights, including any “moral rights,” in such Project Technology, free and clear of any and all claims for royalties or other compensation, unless otherwise limited by local law. Seller shall promptly disclose all inventions to Buyer, execute such documents and do such other acts as may be reasonably necessary to further evidence or effectuate Buyer’s rights in and to the Project Technology, and shall cause the Seller Personnel to do so. If and to the extent that any moral rights cannot be assigned to Buyer, then Seller will obtain such waivers, releases or consents as may be necessary or appropriate to ensure that Buyer’s use, transfer, license, exploitation and alienation of the Project Technology will not infringe or misappropriate the rights that cannot be assigned.

7.2	Intellectual Property Rights owned by Seller or Seller’s Personnel or affiliates that were not created as a direct consequence of work contracted under this Purchase Order or access to Buyer’s proprietary information (Seller’s Intellectual Property Rights) remain the property of Seller or Seller’s Personnel or affiliates and Buyer will acquire no right or interest in such Seller’s Intellectual Property Rights, except for the license set forth in the following sentence. Seller hereby grants and causes Seller’s Personnel and affiliates to grant to Buyer, a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, fully paid-up, license, with right to sublicense, to make, have made, use, sell, offer to sell, import, improve, copy, distribute, reproduce or modify, create derivative works, perform and display all Seller’s Intellectual Property Rights only which are embodied in the Deliverables or otherwise required to exploit the Deliverables provided hereunder in whole or in part, including the right to modify and improve without limitation.

7.3	Seller will promptly provide, and will ensure that Seller’s Personnel promptly provide, whatever assistance Buyer reasonably requires:

(a)	necessary to vest the entire right, title and interest in any Project Technology and any Intellectual Property Rights in the Project Technology in Buyer, irrespective of the country, including signing all assignments, transfers and other papers; and

(b)	relating to the conduct of any claim, demand, interference, opposition, litigation or other controversy in connection with the transfer of any rights to Buyer of the Project Technology, provided that all expenses incident to the filing of such applications, the prosecution thereof and the conduct or handling of any claim, demand, interference, litigation or other controversy shall be borne by Buyer, provided such expenses are not consequent upon a breach by the Supplier of this Agreement.

7.4	Seller shall claim/acquire all inventor rights of Seller’s Personnel required under law to enable it to grant Buyer the rights in Articles 7.1 and 7.2.

7.5	Seller shall assume full and sole responsibility for compensating Seller’s Personnel for assigned work done under this Purchase Order, including without limitation the remuneration of employees for inventions. Seller shall indemnify Buyer from and against all claims of Seller’s Personnel for compensation for such work upon first demand and Seller shall be excluded from assertion of all defenses and objections.

8.	Conduct of Seller’s Employees

8.1	Seller and its approved subcontractors shall each exercise their best efforts to furnish competent employees to perform the Services. When on Buyer’s premises, Seller and Seller’s Personnel shall comply with all of Buyer’s regulations, policies and reasonable direction or Buyer, in its sole discretion, shall have the right to bar such person from Buyer’s premises or request Seller remove him/her.

8.2	Continuous improvement of the productivity and availability of the workforce are as primary objectives of Buyer and Seller. To accomplish these objectives, Buyer and Seller acknowledge that specific actions must be agreed upon and undertaken by both parties to stabilize and train the workforce. Seller shall report on a quarterly basis, the stability of its workforce and its participation in training programs. Buyer will monitor these reports to ensure compliance with the objectives.

9.	Right to Audit

Seller hereby grants to Buyer access to all pertinent records, correspondence, writings, electronic files, drawings, and receipts related to the Services performed by Seller under this Purchase Order. Seller further agrees to maintain such records for a minimum period of three (3) years after final payment, unless local laws otherwise require a different retention period for any particular records. Seller further agrees to cooperate fully with Buyer with all reasonable requests of Buyer during audit and agrees that such audit may be used as a basis for settlement of disputes which might arise regarding payments under this Purchase Order.

10.	Subcontracting

Seller agrees not to subcontract any portion of the Services without the prior written approval of Buyer. In the event of such approval, Seller shall a) notify any approved subcontractor of Seller’s obligations under this Purchase Order, b) include similar provisions in the subcontract, and c) shall demand strict adherence to the provisions set forth in this Purchase Order. Notwithstanding any approval, Seller shall retain full responsibility for the performance of Services by the approved subcontractor(s).

11.	Independent Contractor

It is expressly understood and agreed that the Seller’s Personnel shall be and will remain Seller’s employees or approved subcontractors, and under no circumstances are they to be considered Buyer’s employees or agents. Seller acknowledges and agrees that there shall be an independent contractor relationship between Seller and Buyer at all times. Seller shall provide the Services at its own risk and assume full responsibility for such Services. Seller shall not use business premises of Buyer to perform the Services unless otherwise agreed in writing or in the Statement of Work.

12.	Electronic Communication

Seller shall take action to electronically communicate purchasing and supply chain transactions in a secure (encrypted) manner, including but not limited to receiving Buyer’s RFQs, purchase contracts and production schedules, as well as sending ASNs, quotes and proposals to Buyer.

Paragraphs 2, 3, 4, 5, 6, 7, and 20 are deleted from the General Terms and Conditions.

Revised January 2011

GENERAL TERMS AND CONDITIONS

1. ACCEPTANCE:

Seller has read and understands this Contract and agrees that Seller’s written acceptance or commencement of any work or services under this Contract shall constitute Seller’s acceptance of these terms and conditions only.

2. SHIPPING, PAYMENT AND RIGHT TO AUDIT:

Seller agrees: (a) to properly pack, mark and ship goods in accordance with the requirements of Buyer, the involved carriers, and, if applicable, the country of destination; (b) to route shipments in accordance with Buyer’s instructions; (c) to make no charge for handling, packaging, storage or transportation of goods, unless otherwise stated as an item on this Contract; (d) to provide with each shipment packing slips with Buyer’s contract and/or release number and date of shipment marked thereon; (e) to properly mark each package with a label/tag according to Buyer’s instructions; (f) to promptly forward the original bill of lading or other shipping receipt for each shipment in accordance with Buyer’s instructions. Seller will include on bills of lading or other shipping receipts correct classification identification of the goods shipped in accordance with Buyer’s instructions and the carrier’s requirements. The marks on each package and identification of the goods on packing slips, bills of lading and invoices (when required) shall be sufficient to enable Buyer to easily identify the goods purchased. Seller further agrees: (a) to accept payment based upon Buyer’s Evaluated Receipt Record/Self Billed Invoice, unless an invoice is requested by Buyer; and (b) to accept payment by electronic funds transfer. The payment date is set forth elsewhere in this Contract, or if not stated, shall be 47/weekly, which provides that payment shall be made on average in 47 days, with weekly disbursements, following receipt of the goods at Buyer’s plant or, if directed by Buyer, receipt of a valid invoice. Buyer may withhold payment pending receipt of evidence, in such form and detail as Buyer may direct, of the absence of any liens, encumbrances and claims on the goods or services under this Contract. Seller grants to Buyer access to all pertinent information, including, but not limited to, books, records, payroll data, receipts, correspondence and other documents for the purpose of auditing Seller’s charges under this Contract. Seller will preserve these documents for a period of 1 year after the final payment under this Contract. In addition, all work, materials, inventories and other items provided under this Contract must be accessible to Buyer, including, but not limited to, parts, tools, fixtures, gages and models. Seller will segregate its records and otherwise cooperate with Buyer so as to facilitate the audit.

3. DELIVERY SCHEDULES:

Time is of the essence, and deliveries shall be made both in quantities and at times specified in Buyer’s schedules. Seller shall take action to electronically communicate purchasing and supply chain transactions in a secure (encrypted) manner, including but not limited to receiving Buyer’s RFQs, purchase contracts and production schedules, as well as sending ASNs, quotes and proposals to Buyer. Buyer shall not be required to make payment for goods delivered to Buyer that are in excess of quantities specified in Buyer’s delivery schedules. Buyer may change the rate of scheduled shipments or direct temporary suspension of scheduled shipments, neither of which shall entitle Seller to a modification of the price for goods or services covered by this Contract. Where quantities and/or delivery schedules are not specified, Seller shall deliver goods in such quantities and times as Buyer may direct in subsequent releases.

4. PREMIUM SHIPMENTS:

If Seller’s acts or omissions result in Seller’s failure to meet Buyer’s delivery requirements and Buyer requires a more expeditious method of transportation for the goods than the transportation method originally specified by Buyer, Seller shall ship the goods as expeditiously as possible at Seller’s sole expense.

5. CHANGES:

Buyer reserves the right at any time to direct changes, or cause Seller to make changes, to drawings and specifications of the goods or to otherwise change the scope of the work covered by this Contract including work with respect to such matters as inspection, testing or quality control, and Seller agrees to (a) promptly make such changes, and (b) accept any subsequently issued contracts implementing such changes. Any difference in price or time for performance resulting from such changes shall be equitably adjusted by Buyer after receipt of documentation in such form and detail as Buyer may direct. Any changes to this Contract shall be made in accordance with Paragraph 31.

6. SUPPLIER QUALITY AND DEVELOPMENT; INSPECTION:

Seller agrees to participate in Buyer’s supplier quality and development program(s) and to comply with all quality requirements and procedures specified by Buyer, as revised from time to time. In addition, Buyer shall have the right to enter Seller’s facility at reasonable times to inspect the facility, goods, materials and any property of Buyer covered by this Contract. Buyer’s inspection of the goods, whether during manufacture, prior to delivery or within a reasonable time after delivery, shall not constitute acceptance of any work-in-process or finished goods.

7. NONCONFORMING, REJECTED, OBSOLETE OR SURPLUS GOODS:

Seller acknowledges that Buyer will not perform incoming inspections of the goods, and waives any rights to require Buyer to conduct such inspections. To the extent Buyer rejects goods as nonconforming, the quantities under this Contract will automatically be reduced unless Buyer otherwise notifies Seller. Seller will not replace quantities so reduced without a new contract or schedule from Buyer. Nonconforming goods will be held by Buyer in accordance with Seller’s instructions at Seller’s risk. Seller’s failure to provide written instructions within 10 days, or such shorter period as may be commercially reasonable under the circumstances, after notice of nonconformity shall entitle Buyer, at Buyer’s option, to charge Seller for storage and handling or to dispose of the goods without liability to Seller. Payment for nonconforming goods shall not constitute an acceptance of them, limit or impair Buyer’s right to assert any legal or equitable remedy, or relieve Seller’s responsibility for latent defects. Any goods a) determined to be nonconforming by Seller (or its suppliers), b) rejected by Buyer as nonconforming, c) that become obsolete or surplus, will be rendered unusable prior to salvage or disposal by Seller (or its suppliers). Seller will ensure that nonconforming, rejected, obsolete or surplus goods are not sold as service or replacement parts to third parties. Seller agrees to institute appropriate controls with its suppliers to ensure compliance with this section.

8. FORCE MAJEURE; LABOR DISRUPTION INVENTORY:

Any delay or failure of either party to perform its obligations shall be excused if Seller is unable to produce, sell or deliver, or Buyer is unable to accept delivery, buy or use, the goods or services covered by this Contract, as the result of an event or occurrence beyond the reasonable control of the party and without its fault or negligence, including, but not limited to, acts of God, actions by any governmental authority (whether valid or invalid), fires, floods, windstorms, explosions, riots, natural disasters, wars, sabotage, labor problems (including lockouts, strikes and slowdowns), inability to obtain power, material, labor equipment or transportation, or court injunction or order; provided that written notice of such delay (including the anticipated duration of the delay) shall be given by the affected party to the other party as soon as possible after the event or occurrence (but in no event more than 10 days thereafter). During the period of such delay or failure to perform by Seller, Buyer, at its option, may purchase goods and services from other sources and reduce its schedules to Seller by such quantities, without liability to Seller, or have Seller provide the goods and services from other sources in quantities and at times requested by Buyer, and at the price set forth in this Contract. If requested by Buyer, Seller shall, within 10 days, provide adequate assurances that the delay shall not exceed 30 days. If the delay lasts more than 30 days or Seller does not provide adequate assurance that the delay will cease within 30 days, Buyer may immediately terminate this Contract without liability. In addition, Seller at its expense shall take such actions as are necessary to ensure the supply of goods and services to Buyer for a period of at least 30 days during any anticipated labor disruption or resulting from the expiration of Seller’s labor contract(s).

9. WARRANTY:

Seller warrants/guarantees that the goods covered by this Contract will conform to the specifications, drawings, samples, or descriptions furnished to or by Buyer, and will be merchantable, of good material and workmanship and free from defect. In addition, Seller acknowledges that Seller knows of Buyer’s intended use and warrants/guarantees that all goods covered by this Contract that have been selected, designed, manufactured or assembled by Seller based upon Buyer’s stated use will be fit and sufficient for the particular purposes intended by Buyer. The warranty period shall be that provided by applicable law, except that if Buyer offers a longer warranty to its customers for goods installed on vehicles, such longer period shall apply.

10. INGREDIENTS DISCLOSURE; SPECIAL WARNINGS AND INSTRUCTIONS:

If requested by Buyer, Seller shall promptly furnish to Buyer in such form and detail as Buyer may direct: (a) a list of all ingredients in the goods; (b) the amount of all ingredients; and (c) information concerning any changes in or additions to such ingredients. Prior to and with the shipment of the goods, Seller agrees to furnish to Buyer sufficient warning and notice in writing (including appropriate labels on the goods, containers and packing) of any hazardous material that is an ingredient or a part of any of the goods, together with such special handling instructions as may be necessary to advise carriers, Buyer, and their respective employees of how to exercise that measure of care and precaution that will best prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the goods, containers and packing shipped to Buyer.

11. INSOLVENCY:

Buyer may immediately terminate this Contract without liability to Seller in any of the following or any other comparable events: (a) insolvency of Seller; (b) filing of a voluntary petition in bankruptcy by Seller; (c) filing of any involuntary petition in bankruptcy against Seller; (d) appointment of a receiver or trustee for Seller; or (e) execution of an assignment for the benefit of creditors by Seller, provided that such petition, appointment or assignment is not vacated or nullified within 15 days of such event. Seller shall reimburse Buyer for all costs incurred by Buyer in connection with any of the foregoing, including, but not limited to, all attorney’s or other professional fees.

12. TERMINATION FOR BREACH OR NONPERFORMANCE; SALE OF ASSETS OR CHANGE IN CONTROL:

Buyer reserves the right to terminate all or any part of this Contract, without liability to Seller, if Seller: (a) repudiates or breaches any of the terms of this Contract, including Seller’s warranties; (b) fails to perform services or deliver goods as specified by Buyer; (c) fails to make progress so as to endanger timely and proper completion of services or delivery of goods; and does not correct such failure or breach within 10 days (or such shorter period of time if commercially reasonable under the circumstances) after receipt of written notice from Buyer specifying such failure or breach. In addition, Buyer may terminate this Contract upon giving at least 60 days notice to Seller, without liability to Seller, if Seller (i) sells, or offers to sell, a material portion of its assets, or (ii) sells or exchanges, or offers to sell or exchange, or causes to be sold or exchanged, a sufficient amount of its stock that effects a change in the control of Seller.

13. TERMINATION FOR CONVENIENCE:

In addition to any other rights of Buyer to terminate this Contract, Buyer may, at its option, immediately terminate all or any part of this Contract, at any time and for any reason, by giving written notice to Seller. Upon such termination, Buyer shall pay to Seller the following amounts without duplication: (a) the contract price for all goods or services that have been completed in accordance with this Contract and not previously paid for; and (b) the actual costs of work-in-process and raw materials incurred by Seller in furnishing the goods or services under this Contract to the extent such costs are reasonable in amount and are properly allocable or apportionable under generally accepted accounting principles to the terminated portion of this Contract; less, however, the sum of the reasonable value or cost (whichever is higher) of any goods or materials used or sold by Seller with Buyer’s written consent, and the cost of any damaged or destroyed goods or material. Buyer will make no payments for finished goods, services, work-in-process or raw materials fabricated or procured by Seller in amounts in excess of those authorized in delivery releases nor for any undelivered goods that are in Seller’s standard stock or that are readily marketable. Payments made under this Paragraph shall not exceed the aggregate price payable by Buyer for finished goods or services that would be produced or performed by Seller under delivery or release schedules outstanding at the date of termination. Except as provided in this Paragraph, Buyer shall not be liable for and shall not be required to make payments to Seller, directly or on account of claims by Seller’s subcontractors, for loss of anticipated profit, unabsorbed overhead, interest on claims, product development and engineering costs, facilities and equipment rearrangement costs or rental, unamortized depreciation costs, or general and administrative burden charges from termination of this Contract. Within 90 days from the effective date of termination, Seller shall submit a comprehensive termination claim to Buyer, with sufficient supporting data to permit Buyer’s audit, and shall thereafter promptly furnish such supplemental and supporting information as Buyer shall request. Buyer or its agents shall have the right to audit and examine all books, records, facilities, work, material, inventories and other items relating to any termination claim of Seller.

14. INTELLECTUAL PROPERTY:

Seller agrees: (a) to defend, hold harmless and indemnify Buyer, its successors and customers against any claims of infringement (including patent, trademark, copyright, industrial design right, or other proprietary right, or misuse or misappropriation of trade secret) and resulting damages and expenses (including attorney’s and other professional fees) arising in any way in relation to the goods or services contracted, including such claims where Seller has provided only part of the goods or services; Seller expressly waives any claim against Buyer that such infringement arose out of compliance with Buyer’s specification; (b) that Buyer or Buyer’s subcontractor has the right to repair, reconstruct, or rebuild the specific goods delivered under this Contract without payment of any royalty to Seller; (c) that parts manufactured based on Buyer’s drawings and/or specifications may not be used for its own use or sold to third parties without Buyer’s express written authorization; and (d) to the extent that this Contract is issued for the creation of copyrightable works, the works shall be considered “works made for hire;” to the extent that the works do not qualify as “works made for hire,” Seller hereby assigns to Buyer all right, title and interest in all copyrights and moral rights therein.

15. TECHNICAL INFORMATION DISCLOSED TO BUYER:

Seller agrees not to assert any claim (other than a claim for patent infringement) with respect to any technical information that Seller shall have disclosed or may hereafter disclose to Buyer in connection with the goods or services covered by this Contract.

16. INDEMNIFICATION:

If Seller performs any work on Buyer’s premises or utilizes the property of Buyer, whether on or off Buyer’s premises, Seller shall indemnify and hold Buyer harmless from and against any liability, claims, demands or expenses (including attorney’s and other professional fees) for damages to the property of or injuries (including death) to Buyer, its employees or any other person arising from or in connection with Seller’s performance of work or use of Buyer’s property, except for such liability, claim, or demand arising out of the sole negligence of Buyer.

17. INSURANCE:

Seller shall maintain insurance coverage with carriers acceptable to Buyer and in the amounts set forth in the Special Terms. Seller shall furnish to Buyer either a certificate showing compliance with these insurance requirements or certified copies of all insurance policies within 10 days of Buyer’s written request. The certificate will provide that Buyer will receive 30 days’ prior written notice from the insurer of any termination or reduction in the amount or scope of coverage. Seller’s furnishing of certificates of insurance or purchase of insurance shall not release Seller of its obligations or liabilities under this Contract.

18. SELLER’S PROPERTY:

Unless otherwise agreed to by Buyer, Seller, at its expense, shall furnish, keep in good condition, and replace when necessary all machinery, equipment, tools, jigs, dies, gauges, fixtures, molds, patterns and other items (“Seller’s Property”) necessary for the production of the goods. The cost of changes to Seller’s Property necessary to make design and specification changes authorized by Buyer shall be paid for by Buyer. Seller shall insure Seller’s Property with full fire and extended coverage insurance for its replacement value. Seller grants Buyer an irrevocable option to take possession of and title to Seller’s Property that is special for the production of the goods upon payment to Seller of its net book value less any amounts that Buyer has previously paid to Seller for the cost of such items; provided, however, that this option shall not apply if Seller’s Property is used to produce goods that are the standard stock of Seller or if a substantial quantity of like goods are being sold by Seller to others.

19. BUYER’S PROPERTY:

All supplies, materials, tools, jigs, dies, gauges, fixtures, molds, patterns, equipment and other items furnished by Buyer, either directly or indirectly, to Seller to perform this Contract, or for which Seller has been reimbursed by Buyer, shall be and remain the property of Buyer and held by Seller on a bailment basis (“Buyer’s Property”). Seller shall bear the risk of loss of and damage to Buyer’s Property. Buyer’s Property shall at all times be properly housed and maintained by Seller, at its expense, shall not be used by Seller for any purpose other than the performance of this Contract; shall be deemed to be personalty; shall be conspicuously marked by Seller as the property of Buyer; shall not be commingled with the property of Seller or with that of a third person; and shall not be moved from Seller’s premises without Buyer’s prior written approval. Buyer shall have the right to enter Seller’s premises at all reasonable times to inspect such property and Seller’s records with respect thereto. Upon the request of Buyer, Buyer’s Property shall be immediately released to Buyer or delivered to Buyer by Seller, either (i) F.O.B. transport equipment at Seller’s plant, properly packed and marked in accordance with the requirements of the carrier selected by Buyer to transport such property, or (ii) to any location designated by Buyer, in which event Buyer shall pay to Seller the reasonable costs of delivering such property to such location. When permitted by law, Seller waives any lien or other rights that Seller might otherwise have on any of Buyer’s Property for work performed on such property or otherwise.

20. SERVICE AND REPLACEMENT PARTS:

Seller will sell to Buyer goods necessary for it to fulfill its current model service and replacement parts requirements at the price(s) set forth in this Contract. If the goods are systems or modules, Seller will sell the components or parts that comprise the system or module at price(s) that shall not, in the aggregate, exceed the price of the system or module less assembly costs. During the 15 year period after Buyer completes current model purchases, Seller will sell goods to Buyer to fulfill Buyer’s past model service and replacement parts requirements. Unless otherwise agreed to by Buyer, the price(s) during the first 5 years of this period shall be those in effect at the conclusion of current model purchases. For the remainder of this period, the price(s) for goods shall be as agreed to by the parties. When requested by Buyer, Seller shall make service literature and other materials available at no additional charge to support Buyer’s service part sales activities.

21. REMEDIES:

The rights and remedies reserved to Buyer in this Contract shall be cumulative with, and additional to, all other or further remedies provided in law or equity. Without limiting the foregoing, should any goods fail to conform to the warranties set forth in Paragraph 9, Buyer shall notify Seller and Seller shall, if requested by Buyer, reimburse Buyer for any incidental and consequential damages caused by such nonconforming goods, including, but not limited to, costs, expenses and losses incurred by Buyer (a) in inspecting, sorting, repairing or replacing such nonconforming goods; (b) resulting from production interruptions, (c) conducting recall campaigns or other corrective service actions, and (d) claims for personal injury (including death) or property damage caused by such nonconforming goods. If requested by Buyer, Seller will enter into a separate agreement for the administration or processing of warranty chargebacks for nonconforming goods.

22. CUSTOMS; EXPORT CONTROLS:

Credits or benefits resulting or arising from this Contract, including trade credits, export credits or the refund of duties, taxes or fees, shall belong to Buyer. Seller shall provide all information necessary (including written documentation and electronic transaction records) to permit Buyer to receive such benefits or credits, as well as to fulfill its customs related obligations, origin marking or labelling requirements and local content origin requirements, if any. Export licenses or authorizations necessary for the export of the goods shall be the responsibility of Seller unless otherwise indicated in this Contract, in which event Seller shall provide such information as may be necessary to enable Buyer to obtain such licenses or authorization(s). Seller shall undertake such arrangements as necessary for the goods to be covered by any duty deferral or free trade zone program(s) of the country of import.

23. SETOFF/RECOUPMENT:

In addition to any right of setoff or recoupment provided by law, all amounts due to Seller shall be considered net of indebtedness of Seller and its affiliates/subsidiaries to Buyer and its affiliates/subsidiaries; and Buyer shall have the right to setoff against or to recoup from any amounts due to Seller and its affiliates/subsidiaries from Buyer and its affiliates/subsidiaries.

24. NO ADVERTISING OR POSTING OF GM INFORMATION:

Seller shall not, without first obtaining the written consent of Buyer, in any manner a) advertise or publish the fact that Seller has contracted to furnish Buyer the goods or services covered by this Contract, b) use any trademarks or trade names of Buyer in Seller’s advertising or promotional materials, or c) use GM information in any form of electronic communication such as web sites (internal or external), blogs, or other types of postings.

25. COMPLIANCE WITH LAWS; EMPLOYMENT/BUSINESS PRACTICES:

Seller, and any goods or services supplied by Seller, shall comply with all applicable laws, rules, regulations, orders, conventions, ordinances or standards of the country(ies) of destination or that relate to the manufacture, labeling, transportation, importation, exportation, licensing, approval or certification of the goods or services, including, but not limited to, those relating to environmental matters, data protection and privacy, wages, hours and conditions of employment, subcontractor selection, discrimination, occupational health/safety and motor vehicle safety. Seller further represents that neither it nor any of its subcontractors will utilize child, slave, prisoner or any other form of forced or involuntary labor, or engage in abusive employment or corrupt business practices, in the supply of goods or provision of services under this Contract. Seller agrees to comply with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, and that neither it nor any of its subcontractors will directly or indirectly provide or offer to provide, anything of value to or for the benefit of, any official or employee of a governmental authority to obtain or retain any contract, business opportunity, or other benefit, or to influence any act or decision of that person in his/her official capacity. At Buyer’s request, Seller shall certify in writing its compliance with the foregoing. Seller shall indemnify and hold Buyer harmless from and against any liability claims, demands or expenses (including attorney’s or other professional fees) arising from or relating to Seller’s noncompliance.

26. NO IMPLIED WAIVER:

The failure of either party at any time to require performance by the other party of any provision of this Contract shall in no way affect the right to require such performance at any time thereafter, nor shall the waiver of either party of a breach of any provision of this Contract constitute a waiver of any succeeding breach of the same or any other provision.

27. NON-ASSIGNMENT:

Unless otherwise specifically prohibited by applicable law, Seller may not assign or delegate its rights or obligations under this Contract without Buyer’s prior written consent.

28. RELATIONSHIP OF PARTIES:

Seller and Buyer are independent contracting parties and nothing in this Contract shall make either party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either party any authority to assume or to create any obligation on behalf of or in the name of the other.

29. GOVERNING LAW; JURISDICTION:

This Contract is to be construed according to the laws of the country (and state/province, if applicable) from which this Contract is issued as shown by the address of Buyer, excluding the provisions of the United Nations Convention on Contracts for the International Sale of Goods and any conflict of law provisions that would require application of another choice of law. Any action or proceedings by Buyer against Seller may be brought by Buyer in any court(s) having jurisdiction over Seller or, at Buyer’s option, in the court(s) having jurisdiction over Buyer’s location, in which event Seller consents to jurisdiction and service of process in accordance with applicable procedures. Any actions or proceedings by Seller against Buyer may be brought by Seller only in the court(s) having jurisdiction over the location of Buyer from which this Contract is issued.

30. SEVERABILITY:

If any term(s) of this Contract is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term(s) shall be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Contract shall remain in full force and effect.

31. ENTIRE AGREEMENT:

This Contract, together with the attachments, exhibits, supplements or other terms of Buyer specifically referenced in this Contract, constitutes the entire agreement between Seller and Buyer with respect to the matters contained in this Contract and supersedes all prior oral or written representations and agreements. This Contract may only be modified by a contract amendment issued by Buyer.

Revised: January 2011

CONFIDENTIAL TREATMENT

Exhibit C to Agreement in Support of Development — Technical Milestones

	[Redacted Provision] Vessel Development					Updated 2-Feb-11
Item	Milestone	Activity	Milestone Date	Cure Period	Actual Finish Date	Comments	Status
				(workdays)			(R /Y / G)
0.1	Program Contract Award to Quantum	GM Purchase Order Issued [Redacted Provision]	14-Feb-11				G

0.2	Program Start	PO Received, Reviewed and Confirmed by QT	28-Feb-11				G

1.1	[Redacted Provision] Verification: Proof of Preliminary Design	Design concept development and evaluation testing. Full compliance to CTS and ADVP&R specs is not required

1.1 a	[Redacted Provision] GM First Design Review	[Redacted Provision]	[Redacted Provision]	30		[Redacted Provision]	G

1.1 b	[Redacted Provision] Level Verification Proof of Preliminary, Lab Release Testing	[Redacted Provision]	[Redacted Provision]	30			G

1.1 c	[Redacted Provision] Deliverable Hardware available [Redacted Provision]	[Redacted Provision]	[Redacted Provision]	30			G

1.1 d	[Redacted Provision] GM Third Design Review	[Redacted Provision]	[Redacted Provision]	30			G

1.1 e	[Redacted Provision] End of Phase	[Redacted Provision]	[Redacted Provision]	15			G

1.2	[Redacted Provision] Certification and Validation: Proof of Design	[Redacted Provision]

1.2 a	[Redacted Provision] First GM Design Review [Redacted Provision]	[Redacted Provision]	[Redacted Provision]	15		[Redacted Provision]	G

1.2 b	[Redacted Provision] GM Second Design Review	[Redacted Provision]	[Redacted Provision]	15			G

1.2 c	[Redacted Provision] Design Deviation Testing — Vessel [Redacted Provision]	[Redacted Provision]	[Redacted Provision]	15			G

1.2 d	[Redacted Provision] Deliverable Hardware available [Redacted Provision]	[Redacted Provision]	[Redacted Provision]	15			G

1.2 e	[Redacted Provision] GM Final Design Review	[Redacted Provision]	[Redacted Provision]	5		[Redacted Provision]	G

1.2 f	Test to Failure	[Redacted Provision]	[Redacted Provision]	n/a	n/a	[Redacted Provision]	G